Exhibit 99.7

PCT LTD (PCTL) Has Received an Additional $150K Conventional Convertible Funding from RB Capital Partners, Inc.

PCT Ltd. (OTC:Pink:PCTL) announces that PCTL and RB Capital Partners, Inc. have executed and received an additional $150,000 conventional, convertible loan with 5% annual interest and a $0.10/share fixed conversion rate. PCTL has earmarked a large portion of these monies for the build and completion of 4 Annihilyzer® Infection Control Systems for the Healthcare Industry and the completion of 3 pieces of the Company’s Legacy equipment.

With regard to the Company’s issued and outstanding shares; as of today, our I/O share count has remained the same at 721,187,846 shares.

As PCTL continues its pursuit to gain acceptance to list on OTC:QB, we are in the final stages of addressing all comments from the OTC Markets Compliance Team. Provided there are no more questions, the process will proceed in que with OTC Markets for the jump to the OTC:QB listing.

Finally, as seen on our Tweet yesterday, we will additionally be disseminating pertinent company information on our official Twitter account, (https://mobile.twitter.com/@PCTL2021). Later today, the Company will Tweet information about our end-of-year shareholder letter and will provide a link to our website for review of that communication.

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC:PINK, "PCTL" is actively engaged in applying for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now continues to gain market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC and through Twitter (PCTL@PCTL2021). PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases, Tweets from the Company’s official Twitter account, and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Gary Grieco, CEO and Chairman, PCT LTD
(843) 390-7900 Office
(843) 390-2347 Fax
www.para-con.com
www.pctcorphealth.com
www.survivalyte.com
Twitter: https://mobile.twitter.com/PCTL2021

Rich Inza, Investor Relations (RMJ Consulting, LLC)

(843) 491-4611
IR@para-con.com